JETBLUE ANNOUNCES FIRST QUARTER RESULTS

NEW YORK (April 28, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2015:

•	Operating income of $253 million in the first quarter. This compares to operating income of $41 million in the first quarter of 2014.

•	Pre-tax income of $222 million in the first quarter. This compares to pre-tax income of $6 million in the first quarter of 2014.

•	Net income of $137 million, or $0.40 per diluted share. This compares to JetBlue’s first quarter 2014 net income of $4 million, or $0.01 per diluted share.

Financial Performance

JetBlue reported record first quarter operating revenues of $1.5 billion. Revenue passenger miles for the first quarter increased 11.1% to 9.6 billion on a capacity increase of 9.6%, resulting in a first quarter load factor of 84.3%, an increase of 1.2 points year over year.

Yield per passenger mile in the first quarter was 14.64 cents, up 3.1% compared to the first quarter of 2014. Passenger revenue per available seat mile (PRASM) for the first quarter 2015 increased 4.5% year over year to 12.33 cents and operating revenue per available seat mile (RASM) increased 3.0% year over year to 13.34 cents.

Operating expenses for the quarter decreased 2.9%, or $38 million, over the prior year period. Interest expense for the quarter declined 8.9%, or $3 million, as JetBlue continues to reduce its debt. JetBlue’s operating expense per available seat mile (CASM) for the first quarter decreased 11.3% year over year to 11.13 cents. Excluding fuel and profit sharing, first quarter CASM1 decreased 1.9% to 7.95 cents.

Operational Performance

Despite a series of winter storms, which created operational challenges, system on time departures, or D0, improved 1.8 points year-over-year in the first quarter. System arrival performance, or A14, also improved 1.4 points.

“We posted strong first quarter results based on healthy demand across our network and a continued focus on cost control. Our 16,500 crewmembers delivered great customer service despite the challenges presented by winter storms. I’d like to thank all our Crewmembers for their hard work. They truly inspired humanity during this busy winter period.” said Robin Hayes, JetBlue’s President and CEO.

Fuel Expense and Hedging

In the first quarter JetBlue had hedges in place for approximately 21% of its fuel consumption. This resulted in a realized fuel price of $2.06 per gallon, a 34% decrease versus first quarter 2014 realized fuel price of $3.14. JetBlue recorded $35 million in losses on fuel hedges settling during the first quarter.

JetBlue has hedged approximately 20% of its second quarter 2015 projected fuel requirements using a combination of jet fuel swaps and collars. Based on the fuel curve as of April 20th, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $2.11 in the second quarter. For the balance of the year beyond the second quarter, JetBlue has hedged approximately 14% of projected fuel consumption.

Liquidity and Cash Flow
JetBlue ended the quarter with approximately $1 billion in unrestricted cash and short term investments, or about 17% of trailing twelve month revenue. In addition, JetBlue maintains $600 million in undrawn lines of credit.
During the first quarter, JetBlue repaid approximately $55 million in regularly scheduled debt and capital lease obligations. JetBlue anticipates paying approximately $216 million in regularly scheduled debt and capital lease obligations during the remainder of 2015 and plans to continue to opportunistically prepay other debt. JetBlue expects to pay approximately $43 million in regularly scheduled debt and capital lease obligations in the second quarter of 2015.
“JetBlue had a strong first quarter despite challenging winter weather conditions.” said Mark Powers, JetBlue’s Chief Financial Officer. “As we look forward, we expect to implement the return accretive initiatives we outlined at Investor Day and improve the balance sheet while continuing to reinvest in our business.”
Second Quarter and Full Year Outlook
For the second quarter of 2015, CASM excluding fuel and profit sharing is expected to increase between 1.0% and 3.0% versus the year-ago period. Excluding fuel and profit sharing, CASM for the full year 2015 is forecasted to grow between zero and two percent year over year.

Capacity is expected to increase between 5.5% and 7.5% in the second quarter 2015 and between 7.0% and 9.0% for the full year, in line with prior guidance.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 28, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline ™, and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 32 million customers a year to 87 cities in the U.S., Caribbean and Latin America with an average of 875 daily flights. Upcoming destinations include Cleveland on April 30; Reno-Tahoe, Nev. on May 28; Grenada on June 11 (subject to receipt of government authority); and Albany, NY on December 10, 2015. For more information please visit JetBlue.com.

Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; global economic conditions, or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2014 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2015	2014	Change
OPERATING REVENUES
Passenger	$1,408	$1,230	14.5
Other	115	119	(3.1)
Total operating revenues	1,523	1,349	13.0

OPERATING EXPENSES
Aircraft fuel and related taxes	335	464	(27.8)
Salaries, wages and benefits	375	329	14.0
Landing fees and other rents	83	77	9.3
Depreciation and amortization	87	78	12.4
Aircraft rent	31	31	(1.9)
Sales and marketing	60	54	12.1
Maintenance materials and repairs	113	94	20.9
Other operating expenses	186	181	1.9
Total operating expenses	1,270	1,308	(2.9)

OPERATING INCOME	253	41	515.7

Operating margin	16.6%	3.1%	13.5	pts.

OTHER INCOME (EXPENSE)
Interest expense	(34)	(37)	(8.9)
Capitalized interest	2	3	(25.1)
Interest income (expense) and other	1	(1)	(261.0)
Total other income (expense)	(31)	(35)	(11.3)

INCOME BEFORE INCOME TAXES	222	6

Pre-tax margin	14.6%	0.5%	14.1	pts.

Income tax expense	85	2

NET INCOME	$137	$4

EARNINGS PER COMMON SHARE:
Basic	$0.44	$0.01
Diluted	$0.40	$0.01

Weighted average shares outstanding (thousands):
Basic	310,159	294,826
Diluted	346,245	297,213

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,		Percent
	2015	2014	Change

Revenue passengers (thousands)	8,095	7,333	10.4
Revenue passenger miles (millions)	9,622	8,662	11.1
Available seat miles (ASMs) (millions)	11,419	10,419	9.6
Load factor	84.3%	83.1%	1.2	pts.
Aircraft utilization (hours per day)	11.7	11.4	2.6

Average fare	$173.96	$167.69	3.7
Yield per passenger mile (cents)	14.64	14.20	3.1
Passenger revenue per ASM (cents)	12.33	11.80	4.5
Operating revenue per ASM (cents)	13.34	12.95	3.0
Operating expense per ASM (cents)	11.13	12.55	(11.3)
Operating expense per ASM, excluding fuel (cents)	8.19	8.10	1.1
Operating expense per ASM, excluding fuel and profit sharing (cents) (a)	7.95	8.10	(1.9)
Airline operating expense per ASM (cents) (b)	11.13	12.36	(10.0)

Departures	73,823	68,152	8.3
Average stage length (miles)	1,097	1,095	0.2
Average number of operating aircraft during period	203.9	193.0	5.6
Average fuel cost per gallon, including fuel taxes	$2.06	$3.14	(34.4)
Fuel gallons consumed (millions)	163	148	10.1
Average number of full-time equivalent employees (b)	14,048	13,072	7.5

(a)	Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel & profit sharing, at the end of our Earnings Release for more information on this non-GAAP measure.
(b)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations and no longer part of JetBlue from June 10, 2014

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	March 31,	December 31,
	2015	2014
	(unaudited)

Cash and cash equivalents	$599	$341
Total investment securities	497	427
Total assets	8,304	7,839
Total debt	2,181	2,233
Stockholders' equity	2,709	2,529

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control such as (i) fuel costs, which are subject to many economic and political factors beyond our control and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING

(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended
	March 31,
	2015		2014
	$	per ASM	$	per ASM

Total operating expenses	$1,270	11.13	$1,308	12.55
Less: Aircraft fuel and related taxes	335	2.94	464	4.45
Operating expenses, excluding fuel	935	8.19	844	8.10
Less: Profit sharing	28	0.24	—	—
Operating expense, excluding fuel and profit sharing	$907	7.95	$844	8.10

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com